EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Announces Closing of Public Offering and Full
Exercise of Underwriters’ Option to Purchase Additional Shares

BUFFALO, NY, May 4, 2021 – Columbus McKinnon Corporation (Nasdaq: CMCO) (the “Company” or “Columbus McKinnon”), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced the closing of its underwritten public offering of 4,312,500 shares of its common stock, which includes the full exercise of the underwriters’ option to purchase 562,500 additional shares of common stock, at a price of $48.00 per share. The gross proceeds to Columbus McKinnon from the offering, before deducting the underwriting discounts and commissions and other offering expenses, were approximately $207 million.

J.P. Morgan acted as lead book-running manager. Wells Fargo Securities and PNC Capital Markets LLC acted as additional joint book-running managers for the offering.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission and was declared effective on April 29, 2021. The offering was made only by means of a prospectus forming part of the effective registration statement relating to the offering.

Copies of the final prospectus may be obtained from:

J.P. Morgan
c/o Broadridge Financial Solutions
1155 Long Island Avenue, Edgewood, New York, 11717
Telephone: 1-866-803-9204
Email: prospectus-eg_fi@jpmchase.com;

-OR-

Wells Fargo Securities
500 West 33rd Street, New York, New York 10001
Telephone: 1-800-326-5897
Facsimile: 1-212-214-5918
Email: cmclientsupport@wellsfargo.com
Attention: Equity Syndicate Department

-OR-

PNC Capital Markets LLC
300 Fifth Ave, 10th Floor, Pittsburgh, Pennsylvania 15222
Telephone: 1-855-881-0697
Email: secsett@pnc.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that efficiently and ergonomically move, lift, position, and secure materials. Key products include hoists, crane components, precision conveyor systems, actuators, rigging tools, light rail workstations, and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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